Exhibit 99.1

PRESS CONTACT: Carey Hendrickson, Chief Financial Officer Phone: 1-972-770-5600

FOR IMMEDIATE RELEASE

CAPITAL SENIOR LIVING CORPORATION

REPORTS FIRST QUARTER 2016 RESULTS

DALLAS – (BUSINESS WIRE) – May 3, 2016 – Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the nation’s largest operators of senior living communities, today announced operating and financial results for the first quarter 2016. Company highlights for the first quarter include:

Operating and Financial Summary (all amounts in this operating and financial summary exclude three communities that are undergoing repositioning, lease-up or significant renovation and conversion, unless otherwise noted; also, see Non-GAAP Financial Measures below)

•	Revenue in the first quarter of 2016, including all communities, was $109.2 million, a $10.5 million, or 10.7%, increase from the first quarter of 2015.

•	Occupancy for the Company’s consolidated communities was 88.6% in the first quarter of 2016, an increase of 130 basis points from the first quarter of 2015 and a decrease of 60 basis points from the fourth quarter of 2015. Same-community occupancy was 88.5% for the first quarter of 2016, a 110 basis point increase from the first quarter of 2015 and a 40 basis point decrease from the fourth quarter of 2015.

•	Average monthly rent for the Company’s consolidated communities in the first quarter of 2016 was $3,443, an increase of $150 per occupied unit, or 4.6%, as compared to the first quarter of 2015. Same-community average monthly rent was $3,399, an increase of $76 per occupied unit, or 2.3%, from the first quarter of 2015.

•	Adjusted EBITDAR was $37.3 million in the first quarter of 2016, a 9.3% increase from the first quarter of 2015. The three communities undergoing repositioning, lease-up or significant renovation and conversion generated an additional $0.8 million of EBITDAR. The Company’s Adjusted EBITDAR margin was 35.6% for the first quarter of 2016.

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•	Adjusted Cash From Facility Operations (“CFFO”) was $11.7 million, or $0.41 per share, in the first quarter of 2016 compared to $10.5 million, or $0.37 per share, in the first quarter of 2015, an increase of 11.0%.

•	The Company’s Net Loss for the first quarter of 2016, including all communities, was $6.0 million, or $0.21 per share, due mostly to non-cash amortization of resident leases of $3.5 million associated with communities acquired by the Company in the previous 12 months. Adjusted Net Loss was $0.8 million, or $0.03 per share, for the first quarter of 2016.

•	As previously disclosed, the Company closed on the acquisition of five communities during the first quarter of 2016 for a combined purchase price of approximately $64.4 million. These communities expand the Company’s operations in Wisconsin and Florida, and are expected to generate incremental annual CFFO of approximately $0.11 per share.

•	Subject to completion of due diligence and customary closing conditions, acquisitions of three additional communities totaling approximately $74 million are expected to close during the second quarter of 2016, which will bring the Company’s total acquisitions in 2016 to approximately $138.4 million.

“We continue to demonstrate the advantages of our clear and differentiated strategy to drive superior shareholder value as we successfully execute on our multiple avenues of growth,” said Lawrence A. Cohen, Chief Executive Officer of the Company. “Our focused execution produced growth in all of our key metrics in the first quarter as compared to the prior year, including revenue, occupancy, average monthly rent, NOI, Adjusted EBITDAR and Adjusted CFFO. Our conversions of independent living units to assisted living and memory care units also continue to show timely progress.

“Complementing this growth is a robust acquisition pipeline that allows us to increase our ownership of high-quality senior living communities in geographically concentrated regions and generates meaningful increases in CFFO, earnings and real estate value. We expect to close on the acquisition of three communities during the second quarter of 2016, and we continue to pursue additional opportunities.

“We believe that we are well positioned to create long-term shareholder value as a larger company with scale, competitive advantages and a substantially all private-pay business model in a highly-fragmented industry that benefits from long-term demographics, need-driven demand, limited competitive new supply in our local markets, a strong housing market and a growing economy.”

Recent Investment Activity

•	As noted above and previously disclosed, the Company completed acquisitions of five senior living communities in the first quarter of 2016 for a combined purchase price of approximately $64.4 million. These communities expand the Company’s operations in Wisconsin and Florida, and are composed of 317 units offering assisted living services.

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Combined highlights of the transactions include:

•	Increases annual Adjusted CFFO by approximately $2.9 million, or $0.10 per share.

•	Adds approximately $1.5 million to earnings, or $0.05 per share.

•	Increases annual revenue by approximately $14.5 million.

•	Average monthly rents for the communities are approximately $3,850.

The communities were financed with an aggregate of approximately $46.3 million of non-recourse 10-year mortgage debt at an average fixed interest rate of 4.4%.

•	As noted above, acquisitions of three additional communities totaling approximately $74 million are expected to close by the end of the second quarter of 2016, subject to completion of due diligence and customary closing conditions, which will bring the Company’s total acquisitions in the first half of 2016 to approximately $138.4 million.

•	The Company has a strong pipeline of near- to medium-term targets. With a strong reputation among sellers, the Company sources the majority of its acquisitions off-market and at attractive terms.

•	Also as previously disclosed, the Company repurchased 144,315 shares at a weighted average price per share of $17.29, totaling approximately $2.5 million, during the first quarter of 2016. The Company has approximately $6.5 million remaining under its share repurchase authorization.

Financial Results - First Quarter

For the first quarter of 2016, the Company reported revenue of $109.2 million, compared to revenue of $98.6 million in the first quarter of 2015, an increase of 10.7%. Excluding the revenue of the five communities the Company sold during or since the first quarter of 2015 from all appropriate periods, revenues increased $12.0 million, or 12.3%, in the first quarter of 2016 as compared to the first quarter of 2015, mostly due to the acquisition of 14 communities during 2015 and the first quarter of 2016.

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Operating expenses for the first quarter of 2016 were $66.5 million, an increase of $6.4 million from the first quarter of 2015, also primarily due to the acquisitions made during 2015 and the first quarter of 2016.

Revenue for consolidated communities excluding the three communities undergoing repositioning, lease-up or significant renovation and conversion increased 10.7% in the first quarter of 2016 as compared to the first quarter of 2015.

Net operating income for these communities increased 11.7% in the first quarter of 2016 as compared to the first quarter of 2015. These increases were achieved with fewer units available for lease in the first quarter of 2016 than the first quarter of 2015, exclusive of acquisitions, due to conversion and refurbishment projects currently in progress at certain communities.

General and administrative expenses for the first quarter of 2016 were $6.2 million, which includes $0.9 million of transaction and other one-time costs. Excluding transaction and other one-time costs from both periods, general and administrative expenses increased $0.8 million in the first quarter of 2016 as compared to the first quarter of 2015, $0.7 million of which was due to higher medical claims expense. As a percentage of revenues under management, general and administrative expenses, excluding transaction and other one-time costs, were 4.9% in the first quarter of 2016.

The Company’s Non-GAAP financial measures exclude three communities that are undergoing repositioning, lease-up of higher-licensed units or significant renovation and conversion (see “Non-GAAP Financial Measures” below).

Adjusted EBITDAR for the first quarter of 2016 was approximately $37.3 million, an increase of $3.2 million, or 9.3%, from the first quarter of 2015. This does not include EBITDAR of $0.8 million related to three communities undergoing repositioning, lease-up or significant renovation and conversion. The Adjusted EBITDAR margin for the first quarter of 2016 was 35.6%.

Adjusted CFFO was $11.7 million, or $0.41 per share, in the first quarter of 2016, an 11.0% increase from $10.5 million, or $0.37 per share, in the first quarter of the prior year.

The Company recorded a net loss of $6.0 million, or $0.21 per share, in the first quarter of 2016. Excluding non-recurring or non-economic items reconciled on the final page of this release, the Company’s adjusted net loss was $0.8 million, or $0.03 per share, in the first quarter of 2016.

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Operating Activities

Same-community results exclude the three communities previously noted that are undergoing repositioning, lease-up or significant renovation and conversion, and transaction and other one-time costs.

Same-community revenue in the first quarter of 2016 increased 2.3% versus the first quarter of 2015. Due to conversion and refurbishment projects currently in progress at certain communities, fewer units were available for rent in the first quarter of this year than the first quarter of last year. With a like number of units available in both years, same-community revenue would have increased approximately 3.5% in the first quarter of 2016 as compared to the first quarter of the prior year.

Same-community expenses increased 1.4% from the first quarter of the prior year. Labor costs, including benefits, increased 2.8% and food costs increased 0.9%, while utilities decreased 9.0%, all as compared to the first quarter of 2015. Same-community net operating income increased 3.7% in the first quarter of 2016 as compared to the first quarter of 2015. With a like number of units available in both years, same-community net operating income would have increased approximately 5.8% from the first quarter of the prior year.

Capital expenditures for the first quarter of 2016 were $13.8 million, representing approximately $12.5 million of investment spending and approximately $1.3 million of recurring capital expenditures. If annualized, spending for recurring capital expenditures was approximately $430 per unit.

Balance Sheet

The Company ended the quarter with $45.0 million of cash and cash equivalents, including restricted cash, a decrease of $24.2 million since December 31, 2015. During the first quarter of 2016, the Company invested $18.1 million of cash as equity to complete the acquisition of three communities and spent $13.8 million on capital improvements, which includes $2.3 million related to lease incentives for certain tenant leasehold improvements for which the Company expects to be reimbursed by its lessors. The Company received reimbursements totaling $0.9 million in the first quarter for capital improvements and expects to receive additional reimbursements as the remaining projects are completed.

As of March 31, 2016, the Company financed its owned communities with mortgages totaling $818.3 million at interest rates averaging 4.6%. All of the Company’s debt is at fixed interest rates, except for one bridge loan totaling approximately $11.8 million at March 31, 2016, which matures in the third quarter of 2017. The earliest maturity date for the Company’s fixed-rate debt is in 2021.

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The Company’s cash on hand and cash flow from operations are expected to be sufficient for working capital, prudent reserves, share repurchases and the equity needed to fund the Company’s acquisition, conversion and renovation programs.

Q1 2016 Conference Call Information

The Company will host a conference call with senior management to discuss the Company’s first quarter 2016 financial results. The call will be held on Tuesday, May 3, 2016 at 5:00 p.m. Eastern Time. The call-in number is 913-312-1427, confirmation code 9231614. A link to a simultaneous webcast of the teleconference will be available at www.capitalsenior.com through Windows Media Player or RealPlayer.

For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting May 3, 2016 at 8:00 p.m. Eastern Time, until May 12, 2016 at 8:00 p.m. Eastern Time. To access the conference call replay, call 719-457-0820, confirmation code 9231614. The conference call will also be made available for playback via the Company’s corporate website, www.capitalsenior.com, beginning May 4, 2016.

Non-GAAP Financial Measures

Adjusted EBITDAR, Adjusted EBITDAR Margin, Adjusted Net Income and Adjusted CFFO are financial measures of operating performance that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures may have material limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. As a result, these non-GAAP financial measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP. The Company believes that these non-GAAP measures are useful in identifying trends in day-to-day performance because they exclude items that are of little or no significance to operations and provide indicators to management of progress in achieving optimal operating performance. In addition, these measures are used by many research analysts and investors to evaluate the performance and the value of companies in the senior living industry. The Company strongly urges you to review the reconciliation of net income from operations to Adjusted EBITDAR and Adjusted EBITDAR Margin and the reconciliation of net loss to Adjusted Net Income and Adjusted CFFO, along with the Company’s consolidated balance sheets, statements of operations, and statements of cash flows.

About the Company

Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating strategy is to provide value to residents by providing quality senior living services at reasonable prices. The Company’s communities emphasize a continuum of care, which integrates independent living, assisted living, and home care services, to provide residents the opportunity to age in place. The Company operates 126 senior living communities in geographically concentrated regions with an aggregate capacity of approximately 15,800 residents.

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Safe Harbor

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, refinancing, community sales, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.

For information about Capital Senior Living, visit www.capitalsenior.com.

Contact Carey P. Hendrickson, Chief Financial Officer, at 972-770-5600 for more information.

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	March 31,	December 31,
	2016	2015
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$31,808	$56,087
Restricted cash	13,163	13,159
Accounts receivable, net	10,118	9,254
Property tax and insurance deposits	9,967	14,398
Prepaid expenses and other	3,398	4,370

Total current assets	68,454	97,268
Property and equipment, net	953,352	890,572
Other assets, net	31,295	31,193

Total assets	$1,053,101	$1,019,033

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,575	$3,362
Accrued expenses	32,962	34,300
Current portion of notes payable, net of deferred loan costs	13,480	13,634
Current portion of deferred income and resident revenue	15,628	16,059
Current portion of capital lease and financing obligations	1,201	1,257
Federal and state income taxes payable	289	111
Customer deposits	1,788	1,819

Total current liabilities	66,923	70,542
Deferred income	13,645	13,992
Capital lease and financing obligations, net of current portion	38,603	38,835
Other long-term liabilities	7,484	4,969
Notes payable, net of deferred loan costs and current portion	796,662	754,949
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value:
Authorized shares — 15,000; no shares issued or outstanding	—	—
Common stock, $.01 par value:
Authorized shares — 65,000; issued and outstanding shares 29,940 and 29,539 in 2016 and 2015, respectively	304	299
Additional paid-in capital	162,433	159,920
Retained deficit	(29,523)	(23,539)
Treasury stock, at cost – 494 and 350 shares in 2016 and 2015, respectively	(3,430)	(934)

Total shareholders’ equity	129,784	135,746

Total liabilities and shareholders’ equity	$1,053,101	$1,019,033

See accompanying notes to unaudited consolidated financial statements.

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(unaudited, in thousands, except per share data)

	Three Months Ended March 31,
	2016	2015
Revenues:
Resident revenue	$109,173	$98,640
Expenses:
Operating expenses (exclusive of facility lease expense and depreciation and amortization expense shown below)	66,523	60,131
General and administrative expenses	6,248	5,013
Facility lease expense	15,205	15,256
Stock-based compensation expense	2,513	1,727
Depreciation and amortization expense	14,531	12,795

Total expenses	105,020	94,922

Income from operations	4,153	3,718
Other income (expense):
Interest income	16	13
Interest expense	(9,985)	(8,355)
Write-off of deferred loan costs and prepayment premiums	—	(871)
Loss on disposition of assets, net	(31)	(106)
Other income	—	1

Loss before provision for income taxes	(5,847)	(5,600)
Provision for income taxes	(137)	(439)

Net loss	$(5,984)	$(6,039)

Per share data:
Basic net loss per share	$(0.21)	$(0.21)

Diluted net loss per share	$(0.21)	$(0.21)

Weighted average shares outstanding — basic	28,751	28,565

Weighted average shares outstanding — diluted	28,751	28,565

Comprehensive loss	$(5,984)	$(6,039)

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Three Months Ended March 31,
	2016	2015
Operating Activities
Net loss	$(5,984)	$(6,039)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	14,531	12,795
Amortization of deferred financing charges	278	306
Amortization of deferred lease costs and lease intangibles	(225)	316
Deferred income	82	(58)
Lease incentives	868	—
Write-off of deferred loan costs and prepayment penalties	—	871
Loss on disposition of assets, net	31	106
Provision for bad debts	487	264
Stock based compensation expense	2,513	1,727
Changes in operating assets and liabilities:
Accounts receivable	476	(1,001)
Accounts receivable from affiliates	—	2
Property tax and insurance deposits	4,431	3,896
Prepaid expenses and other	972	1,860
Other assets	1,081	(226)
Accounts payable	(1,787)	1,744
Accrued expenses	(1,301)	(3,599)
Federal and state income taxes payable	178	307
Deferred resident revenue	(860)	(496)
Customer deposits	(31)	10

Net cash provided by operating activities	15,740	12,785
Investing Activities
Capital expenditures	(13,767)	(5,503)
Cash paid for acquisitions	(64,750)	(47,810)
Proceeds from disposition of assets	—	35,672

Net cash used in investing activities	(78,517)	(17,641)
Financing Activities
Proceeds from notes payable	46,300	80,488
Repayments of notes payable	(4,457)	(62,847)
Increase in restricted cash	(4)	(5)
Cash payments for capital lease obligations	(288)	(172)
Cash proceeds from the issuance of common stock	5	8
Excess tax benefits on stock options	—	111
Purchases of treasury stock	(2,496)	—
Deferred financing charges paid	(562)	(863)

Net cash provided by financing activities	38,498	16,720

(Decrease) Increase in cash and cash equivalents	(24,279)	11,864
Cash and cash equivalents at beginning of period	56,087	39,209

Cash and cash equivalents at end of period	$31,808	$51,073

Supplemental Disclosures
Cash paid during the period for:
Interest	$9,551	$7,930

Income taxes	$23	$18

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Capital Senior Living Corporation

Supplemental Information

			Average
	Communities		Resident Capacity		Average Units
	Q1 16	Q1 15	Q1 16	Q1 15	Q1 16	Q1 15
Portfolio Data
I. Community Ownership / Management
Consolidated communities
Owned	76	65	9,436	8,500	7,114	6,542
Leased	50	50	6,333	6,333	4,912	4,983

Total	126	115	15,769	14,833	12,026	11,525

Independent living			6,792	6,993	5,312	5,695
Assisted living			8,977	7,840	6,714	5,830

Total			15,769	14,833	12,026	11,525

II. Percentage of Operating Portfolio
Consolidated communities
Owned	60.3%	56.5%	59.8%	57.3%	59.2%	56.8%
Leased	39.7%	43.5%	40.2%	42.7%	40.8%	43.2%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Independent living			43.1%	47.1%	44.2%	49.4%
Assisted living			56.9%	52.9%	55.8%	50.6%

Total			100.0%	100.0%	100.0%	100.0%

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Capital Senior Living Corporation

Supplemental Information (excludes communities being repositioned/leased up)

Selected Operating Results	Q1 16	Q1 15
I. Owned communities
Number of communities	74	63
Resident capacity	8,891	7,955
Unit capacity (1)	6,712	6,124
Financial occupancy (2)	89.7%	88.8%
Revenue (in millions)	60.6	50.9
Operating expenses (in millions) (3)	37.6	32.3
Operating margin	38%	37%
Average monthly rent	3,356	3,124
II. Leased communities
Number of communities	49	49
Resident capacity	6,107	6,107
Unit capacity (1)	4,726	4,842
Financial occupancy (2)	86.9%	85.3%
Revenue (in millions)	44.0	43.6
Operating expenses (in millions) (3)	24.7	24.3
Operating margin	44%	44%
Average monthly rent	3,571	3,515
III. Consolidated communities
Number of communities	123	112
Resident capacity	14,998	14,062
Unit capacity (1)	11,438	10,966
Financial occupancy (2)	88.6%	87.3%
Revenue (in millions)	104.6	94.5
Operating expenses (in millions) (3)	62.3	56.6
Operating margin	40%	40%
Average monthly rent	3,443	3,293
IV. Communities under management
Number of communities	123	112
Resident capacity	14,998	14,062
Unit capacity (1)	11,438	10,966
Financial occupancy (2)	88.6%	87.3%
Revenue (in millions)	104.6	94.5
Operating expenses (in millions) (3)	62.3	56.6
Operating margin	40%	40%
Average monthly rent	3,443	3,293
V. Same communities under management
Number of communities	108	108
Resident capacity	13,527	13,527
Unit capacity (1)	10,448	10,568
Financial occupancy (2)	88.5%	87.4%
Revenue (in millions)	94.3	92.1
Operating expenses (in millions) (3)	55.7	54.9
Operating margin	41%	40%
Average monthly rent	3,399	3,323
VI. General and Administrative expenses as a percent of Total Revenues under Management
First quarter (4)	4.9%	4.6%
VII. Consolidated Mortgage Debt Information (in thousands, except interest rates) (excludes insurance premium and auto financing)
Total fixed rate mortgage debt	806,522	641,676
Total variable rate mortgage debt	11,800	20,272
Weighted average interest rate	4.6%	4.6%

(1)	Due to conversion and refurbishment projects currently in progress at certain communities, unit capacity is lower in Q1 16 than Q1 15 for same communities under management, which affects all groupings of communities.
(2)	Financial occupancy represents actual days occupied divided by total number of available days during the month of the quarter.
(3)	Excludes management fees. (Note: Previous “Supplemental Information” reports also excluded insurance and property taxes.)
(4)	Excludes transaction and conversion costs.

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CAPITAL SENIOR LIVING CORPORATION

NON-GAAP RECONCILIATIONS

(In thousands, except per share data)

	Three Months Ended March 31,
	2016	2015
Adjusted EBITDAR
Net income from operations	$4,153	$3,718
Depreciation and amortization expense	14,531	12,795
Stock-based compensation expense	2,513	1,727
Facility lease expense	15,205	15,256
Provision for bad debts	487	264
Casualty losses	265	261
Transaction and conversion costs	985	587
Communities being repositioned/leased up	(823)	(482)

Adjusted EBITDAR	$37,316	$34,126

Adjusted EBITDAR Margin
Adjusted EBITDAR	$37,316	$34,126
Total revenues	$109,173	$98,640
Communities being repositioned/leased up	(4,449)	(4,356)

Adjusted revenues	$104,724	$94,284

Adjusted EBITDAR margin	35.6%	36.2%

Adjusted net loss and net loss per share
Net loss	$(5,984)	$(6,039)
Casualty losses, net of tax	167	164
Transaction and conversion costs, net of tax	621	370
Resident lease amortization, net of tax	2,211	2,337
Write-off of deferred loan costs and prepayment premium, net of tax	—	549
Loss on disposition of assets, net of tax	20	69
Deferred tax asset valuation allowance	1,891	2,499
Tax impact of 4 property sale	—	282
Communities being repositioned/leased up, net of tax	290	490

Adjusted net (loss) income	$(784)	$721

Diluted shares outstanding	28,751	28,568

Adjusted net (loss) income per share	$(0.03)	$0.03

Adjusted CFFO and Adjusted CFFO per share
Net loss	$(5,984)	$(6,039)
Non-cash charges, net	18,565	16,327
Lease incentives	(868)	—
Recurring capital expenditures	(1,140)	(1,087)
Casualty losses	265	261
Transaction and conversion costs	985	587
Tax impact of 4 property sale	—	282
Tax impact of Spring Meadows Transaction	(106)	(106)
Communities being repositioned/leased up, net of tax	(42)	290

Adjusted CFFO	$11,675	$10,515

Basic shares outstanding	28,751	28,565

Adjusted CFFO per share	$0.41	$0.37

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